                                                                 EXHIBIT 10.66


                              EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT, dated August 29, 2000, between WORLDWIDE WEB NETWORX COMPANY, a Delaware Company (the "COMPANY") and CAROL KNAUFF ("EXECUTIVE", an individual residing at 6 Green Hills Road, Mendham, NJ 07945.


                                    RECITAL:

      The parties hereto desire to enter into this Agreement to provide for the employment of Executive by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

      NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

      1. DUTIES. The Company hereby employs Executive as its President and Chief Executive Officer, reporting only to the Board of Directors of the Company (the "BOARD"), and Executive agrees to be so employed and to devote substantially her business time and efforts to performing her duties hereunder. The Executive shall be based at the Company's executive offices, which the Company agrees may be moved by Executive to a location in the New York City metropolitan area.

      2. APPOINTMENT AS DIRECTOR AND RIGHT TO APPOINT AN INDEPENDENT DIRECTOR. Executive shall also be appointed as a member of the Board and shall have the right to designate one independent director as a member of the Board, effective at or about the commencement of the Term of this Agreement (as defined hereafter), each to serve until his or her successor is elected and qualified. Neither Executive nor her designee shall be removed as a director without their consent and, if the designee ceases to be a director for any reason, Executive may designate a replacement designee (who shall be similarly elected and serve). Executive shall also be appointed Chairman of the Board and serve in such capacity during the term of her employment.

      3. TERM. The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts continued employment, in accordance with the terms and conditions set forth herein, for a term (the "EMPLOYMENT TERM") commencing September 1, 2000 (the "EFFECTIVE DATE") and terminating, unless otherwise terminated earlier in accordance with Section 6 hereof, on the third anniversary of the Effective Date (the "ORIGINAL EMPLOYMENT TERM"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 6 hereof, for successive additional one (1) year periods (the "ADDITIONAL TERMS"), unless, at least ninety (90) days prior to the end of the Original Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term. Notice of nonextension by the Company shall be treated as a Termination without Cause by the Company as of the end of the then current Employment Term or, if so elected in writing by the Executive, at any time after the giving of such notice.

      4. COMPENSATION.

            (a) SALARY. Executive shall be paid an annual salary at the rate of not less than $200,000.00 (the "BASE SALARY"), payable in accordance with the Company's regular payroll practices, during the Term of this Agreement. The Base Salary may be increased from time to time by the Board in its sole and absolute discretion but may not be decreased for any reason. The Board shall review the Base Salary at least annually at the end of each fiscal year of the Company.

            (b) BONUSES. At the end of each fiscal year of the Company that ends during the Term of this Agreement and at such other times as the Board determines, the Board shall award a performance bonus to Executive for such fiscal year based on the achievement of objective performance goals agreed upon by Executive and the Board. The target bonus award shall be at least fifty percent (50%) of Base Salary.

            (c) FRINGE BENEFITS. Executive shall be entitled to participate in all insurance, vacation and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other senior officers and key executives of the Company from time to time, which shall include life insurance coverage with a death benefit of at least One Million ($1,000,000.00) Dollars and long-term disability insurance coverage with benefits of at least One Hundred Twenty Thousand ($120,000.00) Dollars per annum.

            (d) REIMBURSEMENT OF EXPENSES. Executive shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by her on behalf of the Company, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Company as in effect from time to time.

            (e) STOCK OPTIONS. The Company shall adopt a stock option plan, and make the grant required below, on or before the expiration of a period of thirty
(30) days from the date of this Agreement (the "ADOPTION PERIOD"), which plan and option grant, except as provided herein, shall not include any vesting, exercise, forfeiture or other limitations on shares of Company stock for which options are granted to Executive. Failure by the Company to adopt such plan within the required Adoption Period shall, for the purposes of this Agreement, constitute "Good Reason" for which the Executive may terminate at any time and shall be treated as is Executive terminated for Good Reason as of such date. Subject to the adoption of such stock option plan by the Company within the required Adoption Period, Executive will be granted under such stock option plan an option to purchase up to 5,000,000 shares of the Common Stock of the Company (the "OPTION SHARES"), for the sum of $.40 per share. The option shall terminate on the tenth (10th) anniversary of the date of the grant, upon the terms and subject to the conditions set forth in a stock option agreement, Executive's rights with respect to up to 1,500,000 of the Option Shares shall vest in accordance with the following schedule:

            LENGTH OF TIME EMPLOYED       NUMBER OF OPTION SHARES
            -----------------------       -----------------------
                0 months                        500,000
               12 months                      1,000,000

Executive's rights with respect to the remaining Option Shares shall vest on the fifth (5th) anniversary of the Commencement Date if the Executive is then employed by the Company, or if earlier, if the bid price for the Company's Common Stock on the open market reaches or exceeds, and remains at for a period of at least ten (10) consecutive trading days, the following levels, in accordance with the following schedule (subject to an appropriate adjustment in the number of Option Shares and bid price in the event of a stock split or a reverse stock split or other capitalization event):


                  BID PRICE               NUMBER OF OPTION SHARES
                  ---------               -----------------------

                   $1.50                      1,000,000

                   $2.25                      1,000,000

                   $3.00                      1,000,000

                   $4.50                        500,000

      Notwithstanding the foregoing to the contrary, vesting of all unvested Option Shares under this Agreement shall be immediate in the event death pursuant to Section 5(a) hereof, Total Disability pursuant to Section 5(b) hereof, Other Termination by the Company pursuant to Section 6(b) hereof, or Termination by Executive for Good Reason pursuant to Section 6(c) hereof, or a Change in Control (as defined in Exhibit A hereof).

      (f) ENTIRE COMPENSATION. The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by Executive to the Company hereunder, except as otherwise awarded by the Board.

      5. DEATH OR TOTAL DISABILITY OF EXECUTIVE.

            (a) DEATH. In the event of the death of Executive during the term of this Agreement, employment under this Agreement shall terminate effective as of the date of Executive's death, and the Company shall not have any further obligation or liability under this Agreement except that the Company shall: (i) pay to Executive's estate any portion of Executive's Base Salary for the period up to Executive's date of death that has been earned but remains unpaid ("ACCRUED BASE SALARY"); (ii) pay to Executives, estate any earned but unpaid bonus for any completed bonus period (the "PRIOR YEAR BONUS"); (iii) pay to Executive's estate at the time it would otherwise have been paid based on actual results a pro rata bonus based on the percentage of the year during which the Executive was employed (the "PRO RATA BONUS"); (iv) pay to Executive's estate any benefits that have accrued to Executive under the terms of the benefit plans of the Company in which she is a participant, which benefits shall be paid in accordance with the terms of those plans; and (v) Executive's rights with respect to all unvested Option Shares shall immediately and automatically vest, such Option Shares to be exercisable by the Executive's devisee, legatee or other designee, or in the absence thereof, by the Executive's estate, for the entire remainder of the 10-year exercise period.

      (b) TOTAL DISABILITY. In the event of the Total Disability (as that term is hereinafter defined) of Executive, for a period of 180 consecutive days at any time during the term of this Agreement, the Company shall have the right to terminate Executive's employment hereunder by giving Executive 30 days' written notice thereof, and, upon expiration of such 30- day period, without Executive returning to full-time employment, the Company shall have no further obligation or liability to Executive hereunder, except that (i) Executive shall be entitled to Accrued Base Salary, Prior Year Bonus and Pro Rata Bonus, (ii) Executive shall continue to receive sixty percent (60%) of her Base Salary and all of her benefits for a period of one (1) year following the date of termination, less the amount of any long term disability insurance proceeds actually received by Executive with respect to such period of time pursuant to an insurance policy provided or paid for by the Company; and (ii) Executive's rights with respect to 100% of all unvested Option Shares shall immediately and automatically vest, such Option Shares to be exercisable for the entire remainder of the 10-year exercise period. The term "TOTAL DISABILITY," when used herein, shall mean a mental or physical condition that renders Executive unable or incompetent to carry out the essential functions of her job responsibilities.

      6. TERMINATION.

            (a) TERMINATION BY THE COMPANY FOR CAUSE. The Company may discharge Executive and thereby terminate her employment hereunder upon written notice to Executive provided within 60 days of the event, for any of the following reasons: (i) material and continued violation of any policy regarding substance abuse as may be promulgated by the Company from time to time and given in writing to Executive; (ii) the willful failure to attempt to substantially perform the duties or responsibilities of her position; (iii) any material breach of any covenant or agreement contained in SECTIONS 7 AND 8 of this Agreement; (iv) engaging in willful misconduct with regard to the Company that causes material damage to the Company or its business reputation; (v) conviction (by trial or guilty plea) or a plea of non-contest, NOLO CONTENDERE or similar plea to a felony which has become non-appealable; (vi) adjudication as an incompetent; or (vii) misappropriation of any funds or property of the Company materially affecting the Company; provided, however, that with respect only to subsections (i), (ii) and (iii) above, the Company shall not discharge Executive for cause unless Executive fails, refuses or for any reason does not cure such violation to the reasonable satisfaction of the Company within 30 days following written notice from the Company that there exists a reason for discharge for cause. Notice shall indicate the specific termination provision in Section 6(a) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, notice shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the notice. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause. No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. In the event that the Company shall discharge Executive pursuant to this SECTION 6(A), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to Executive: (i) any portion of Executive's Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to Executive under the terms of the benefit plans of the Company in which she is a participant, which benefits shall be paid in accordance with the terms of those plans.

            (b) OTHER TERMINATION BY THE COMPANY. In the event that the Company discharges Executive and thereby terminates her employment hereunder at any time during the Term for any reason other than one specified in SECTION 6(A), Executive shall be entitled to receive (i) her full Accrued Base Salary and Prior Year Bonus, (ii) payment, during January of the calendar year following the date of the Executive's termination, of an amount equal to the Executive's Termination Year Target Bonus multiplied by a fraction, the numerator of which is the number of days during the fiscal year of the Executive's termination that the Executive was employed by the Company and the denominator is three hundred sixty-five (365), (iii) promptly after termination a lump sum equal to the greater of (A) one (1) and (B) the number of years and fractional years remaining in the then Employment Term times the sum of her Base Salary, and the greater of: (x) the Termination Year Target Bonus, or (y) the Executive's highest annual incentive compensation award earned for the prior two (2) fiscal years ending prior to the fiscal year of termination (whether or not deferred), provided such amount shall be increased to three (3) times if after or within four (4) months prior to a Change in Control, (iv) benefits for one (1) year after termination and (v) Executive's rights with respect to all unvested Option Shares shall immediately and automatically vest such Option Shares to be exercisable for the entire remainder of the 10-year exercise period.

            (c) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate her employment hereunder at any time upon 10 business days' prior written notice for Good Reason (as defined below) unless the Good Reason event is cured within such 10-day period. If the Agreement is so terminated, Executive shall be entitled to be treated as if she was terminated under (b) above. For purposes of this Agreement, "GOOD REASON" means, without Executive's express written consent, any of the following circumstances:

                  (A) Executive's removal from any of her positions as
            President, Chief Executive Officer or director, or a significant diminution in the nature or status of Executive's responsibilities or authority; or

                  (B) Executive being assigned to any duties inconsistent with
            Executive's status as an executive of the Company holding the position of Chairman, President and Chief Executive Officer; or

                  (C) A reduction by the Company in Executive's Base Salary or benefits, including, without limitation, failure by the Company to adopt a stock option plan and grant options as required under section 4(e) hereof; or

                  (D) Relocation of the Executive from the principal office of the Company (excluding reasonable travel on the Company's business to an extent substantially consistent with the Executive's business obligations) or relocation of the principal office of the Company to a location which is at least thirty-five (35) miles from the Company's headquarters after it has been relocated to the New York City metropolitan area; or

                  (E) The failure of the Company to obtain and deliver to the
            Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement; or

                  (F) Any material breach by the Company of this Agreement that is not cured within ten (10) days after written notice thereof; or

                  (G) A Change in Control occurs as defined in Exhibit A hereto.
            In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G of the Code, the provisions of Exhibit B will apply; or

                  (H) Any other material breach of this Agreement by the Company or any successor.

            (d) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Notwithstanding anything in this Agreement to the contrary, the Executive shall be entitled to terminate employment without Good Reason, and in such event, shall be entitled to receive all accrued obligations under this Agreement.

      7. NON-DISCLOSURE AND NON-COMPETITION.

            (a) NON-DISCLOSURE. Executive acknowledges that in the course of performing services for the Company, Executive may have had access to confidential and proprietary information and records, data and other trade secrets of the Company ("CONFIDENTIAL INFORMATION"). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding the Company, or its subsidiary or affiliated companies: corporate information, including plans, strategies, policies, resolutions, and any litigation or negotiations; marketing information, including strategies, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors, and holdings; operational and scientific information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure, and performance evaluations. Executive agrees that, during her employment by the Company hereunder and after the termination or expiration of Executive's employment hereunder, to keep the Confidential Information secret and confidential; not to publish, disclose or divulge the Confidential Information to any other party; not to use any of the Confidential Information for Executive's own benefit or to the detriment of the Company without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by Executive. Executive also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence for the relevant time period of the Company's obligation; provided, that the Executive has knowledge of such obligation. Notwithstanding the foregoing, the provisions of this SECTION 7(A) will not apply when the Confidential Information (i) is publicly disclosed other than by Executive, (ii) is the subject of a valid order of a court or administrative agency, or (iii) is information that is at the time of disclosure public knowledge or generally known within the industry. Except as specifically provided in (b) below, the Company agrees that it will not assert to enjoin or otherwise limit the Executive's post employment activities based on an argument of inevitable disclosure of confidential information.

            (b) NON-COMPETITION. Executive agrees that, during her employment by the Company hereunder and for an additional period of one (1) year after the termination or expiration of Executive's employment hereunder, Executive shall not, directly or indirectly, (i) be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined) or (ii) solicit, hire, contract for services or otherwise employ, directly or indirectly, any of the employees of the Company. Nothing herein contained shall be deemed to prevent Executive from investing in or acquiring five per cent or less of any class of securities of any company if such class of securities is listed on a national securities exchange or is quoted on the Nasdaq Stock Market, or in inventory in any mutual fund or other pooled-type fund. For purposes of this
SECTION 7(b), the term "COMPETITIVE BUSINESS" shall mean any business that in competition with the Company is primarily engaged in the business of assisting unrelated companies in developing methods to sell their products or services through the Internet (other than as incidental to other activities of the entity). Notwithstanding the foregoing, the Company acknowledges and agrees that the provisions of this SECTION 7(b) shall not apply if Executive's employment is terminated under the provisions of SECTION 6(b) OR 6(c).

      8. COMPANY DOCUMENTATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Company or the Company's business that are in the possession or under the control of Executive; provided, that the Executive may retain her rolodex and similar phone directories (collectively, the "ROLODEX") to the extent the Rolodex does not contain information other than name, address, telephone number and similar information.

      9. INJUNCTIVE RELIEF. Executive acknowledges that her compliance with the agreements in SECTIONS 7 AND 8 is necessary to protect the good will and other proprietary interests of the Company and that she is one of the principal executives of the Company and conversant with its affairs, its trade secrets and other proprietary information, Executive acknowledges that a breach of any of her agreements in SECTIONS 7 AND 8 hereof will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and Executive agrees that in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

      10. SUPERSEDES OTHER AGREEMENTS. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and the Company.

      11. AMENDMENTS. This Agreement may not be amended or terminated orally. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

      12. ENFORCEABILITY. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

      13. CONSTRUCTION. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware.

      14. ASSIGNMENT.

            (a) BY THE COMPANY. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any permitted successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. The Agreement may not otherwise be assigned or transferred by the Company. The Company shall require each such permitted successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "permitted successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any permitted successor to its business and/or assets as provided above that executes and delivers the agreement provided for in this
SECTION 14(A) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding the provisions of this
SECTION 14(A), if the Company and Executive agree to the employment of Executive by an affiliate or subsidiary of the Company, then this Agreement may be assigned by the Company to such affiliate or subsidiary; provided, that such assignment shall not release the Company from any obligation under this Agreement without a signed release provided by the Executive. Notwithstanding any assignment of this Agreement under this paragraph, the Company shall remain, with such successor, jointly and severally liable for each of its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company.

            (b) BY EXECUTIVE. This Agreement and the obligations created hereunder may not be assigned by Executive, but all rights of Executive hereunder shall inure to the benefit of and be enforceable by her heirs, devisees, legatees, executors, administrators and personal representatives.

      15. PAYMENT OF LEGAL FEES. The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this Agreement. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute arising hereunder; provided, however, the Company shall be reimbursed by the Executive for (i) the fees and expenses advanced in the event the Executive's claim is in a material manner in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable.

      16. INCOME TAX GROSS UP. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of section 280G of the Code, the provisions of Exhibit B will apply.

      17. ARBITRATION. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 7 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel of the Executive, shall be borne by the Company and the Executive shall be entitled to reimbursement of her expenses as provided in Section 16 hereof.

      18. INDEMNIFICATION. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors, but in an amount less than $10 million.

      19. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

          If to the Company:

          888 Seventh Avenue
          New York, NY 10106
          Attention:  General Counsel
          Fax: 212-632-0234

            If to Executive:

            6 Green Hills Road, Mendham, NJ 07945, Fax: 973-543-9521

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

      20. WAIVERS. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or her or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

      21. SURVIVAL OF COVENANTS. The provisions of SECTIONS 7, 8 AND 9 hereof shall survive any termination of this Agreement or expiration of the employment term. Furthermore, any provision of this Agreement which provides a benefit to Executive and which by the express terms hereof does not terminate upon the termination of Executive's employment shall remain binding upon the Company until such time as such benefits are paid in full to Executive or her successors.

      22. IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


WORLDWIDE WEB NETWORX COMPANY



By: /s/ Thomas Settineri
    ----------------------------------------
    Name:  Thomas Settineri
    Title:  Acting President

/s/ Carol C. Knauff
--------------------------------------------
CAROL C. KNAUFF

                                    EXHIBIT A

                                CHANGE IN CONTROL


      (a) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, any trustee or other fiduciary holding Company common stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the then outstanding voting stock;

      (b) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period of whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

      (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

      (d) The approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

                                    EXHIBIT B

                               PARACHUTE GROSS UP


      (e) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 49999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

      (f) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

      (g) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up

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Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

      (h) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

      (i)   The Gross-up Payment or portion thereof provided for in subsection
(c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection
(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      (j) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

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      (k)   The Company shall be responsible for all charges of the Accountant.

      (l) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.